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                                                                    Exhibit 99.1

                                                         [LOGO]

NEWS FROM:                                CONTACT:   Charles H. McCrea, Jr.
                                                     EVP, General Counsel
                                                     Mikohn Gaming Corporation
                                                     702-896-3890

MIKOHN GAMING CORPORATION (NASDAQ: MIKN)
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                        THOMPSON RESIGNS AS CEO OF MIKOHN
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         LAS VEGAS, NV, AUGUST 14, 2002 -Mikohn Gaming Corporation's
(NASDAQ-MIKN) David J. Thompson today announced his resignation as chief executive officer effective August 16, 2002. Mr. Thompson will continue in his role as chairman of the board of directors. Russ McMeekin, who recently joined the company as president, will assume the duties of chief executive officer. He will report directly to the executive committee of the board of directors. The executive committee is chaired by Terrance W. Oliver. The other members of the committee are Douglas Todoroff, James Meyer and Peter Boynton.

         "The past 14 years as CEO of Mikohn have been both exciting and rewarding. Over the past several years, we have transformed Mikohn from a durable goods manufacturer to a recurring revenue company," said Mr. Thompson.

         "We need to continue to move forward and I believe that Russ is the person to do that. His extensive experience as CEO of Viafone and critical divisions within Honeywell give him a new perspective on our company and this industry. His demonstrated competence and professionalism has convinced me and the other members of our board of directors that he is capable of assuming the duties of CEO now, rather than going through a longer transition period," he continued.

         Mr. Thompson concluded, "We have great people in key positions in the company, great new products coming out, a worldwide distribution and service network and a strong financial position. During the past few weeks we have announced a program of increasing productivity and cost reductions. Other changes are in the planning stages and will be announced in the near future."

         Mikohn is a diversified supplier to the casino gaming industry worldwide, specializing in the development of innovative products with recurring revenue potential. Mikohn develops, manufactures and markets an expanding array of slot games, table games and advanced player tracking and accounting systems for slot machines and table games. The company is also a leader in exciting visual displays and progressive jackpot technology for casinos worldwide. There is a Mikohn product in virtually every casino in the world. For further information, visit the company's website: www.mikohn.com.


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Safe Harbor Statements under The Private Securities Litigation Reform Act of
1995: Except for historical information, statements in this release regarding the business outlook for Mikohn Gaming Corporation (the Company) are forward looking and are subject to certain risks and uncertainties including the overall industry environment, customer acceptance of the Company's new products, delay in the introduction of new products, the further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company's, debt service obligations and other factors indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.